Exhibit 14.1

PRESIDIO PROPERTY TRUST, INC.

CODE OF ETHICS AND CONDUCT

Revised October 18, 2017

PURPOSE

In accordance with the requirements of the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market (“Nasdaq”) Listing Standards, the Board of Directors (the “Board”) of Presidio Property Trust, Inc. (the “Company”) has adopted this Code of Ethics and Conduct (the “Code”) to encourage:

•	Honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest;

•	Full, fair, accurate, timely and understandable disclosure;

•	Compliance with applicable governmental laws, rules and regulations;

•	Prompt internal reporting of any violations of law or the Code;

•	Accountability for adherence to the Code, including fair process by which to determine violations;

•	Consistent enforcement of the Code, including clear and objective standards for compliance;

•	Protection for persons reporting any such questionable behavior;

•	The protection of the Company’s legitimate business interests, including its assets and corporate opportunities; and

•	Confidentiality of information entrusted to directors, officers and employees by the Company and its customers.

All directors, officers and employees (each a “Covered Party” and, collectively, the “Covered Parties”) of the Company are expected to be familiar with the Code and to adhere to those principles and procedures set forth below. Covered Parties must conduct themselves accordingly, exhibiting the highest standard of business and professional integrity, and seek to avoid even the appearance of improper behavior.

You will be required to certify that you have read, understand, and are in compliance with the relevant portions of the Code.

GENERAL PRINCIPLES

Conflicts of Interest

A conflict of interest occurs when the private interests of a Covered Party interfere, or appear to interfere, with the interests of the Company as a whole. A conflict of interest may arise from many different scenarios, including but not limited to outside employment, improper personal benefits, financial interests or other financial transactions.

Conflicts of interest can also occur indirectly. For example, a conflict of interest may arise when a Covered Party is also an executive officer, a major shareholder or has a material interest in a company or organization doing business with the Company.

The Company requires that Covered Parties disclose to the Company’s Audit Committee of the Board any situation that involves, or may reasonably be expected to give rise to, a conflict of interest.

Covered Parties will at all times conduct themselves with integrity and distinction, placing first the interests of the Company stockholders, tenants, and customers. All Covered Parties must scrupulously avoid serving their own personal interests ahead of the Company and its stockholders, tenants, and customers. No Covered Party may use Company property, information, or his or her position with the Company for personal gain. Additionally no Covered Party may compete with the Company either directly or indirectly or take advantage of their position.

Avoiding Conflicts

All Covered Parties should promote:

•	Fair, full, accurate, timely and understandable disclosure in reports and documents filed with the SEC and in other public communications made by the Company;

•	Compliance with applicable laws and governmental rules and regulations;

•	Prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

•	Accountability for adherence to the Code.

Securities Transactions

All securities transactions of Covered Parties of the Company shall be conducted consistent with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual’s position of trust and responsibility.

APPLICABILITY OF RESTRICTIONS AND PROCEDURES.

Compliance with Regulation FD & Rule 10b5-1

The SEC Regulation FD and Rule 10b5-1 prohibits, among other things, the purchase or sale of a security of any issuer, on the basis of material nonpublic information about the security or issuer, in breach of a duty of trust or confidence that is owed directly, indirectly, or derivatively, to the issuer of that security or the stockholders of that issuer, or to any other person who is the source of the material nonpublic information.

Regulation FD rule reads as follows: “Whenever an issuer, or any person acting on its behalf, discloses any material nonpublic information regarding that issuer or its securities to [certain enumerated persons], the issuer shall make public disclosure of that information… simultaneously, in the case of an intentional disclosures; and … promptly, in the case of a non-intentional disclosure.”

This information includes but is not limited to financial statements, board meetings, new properties, stock dividends or dividend increases and/or anything that is not disclosed in the Company’s Registration Statement, Private Placement Memorandum, Supplement or has not been filed in a Form 8-K or other report with the SEC.

To ensure compliance with Regulation FD, the Company has designated the principal executive officer, principal financial officer, and vice-president finance as the only personnel authorized to disclose information about the Company in response to requests from securities market professionals or stockholders. Any request for information from these individuals should be promptly forwarded to the appropriate Company officer for response.

Gifts & Entertainment

The purpose of business gifts and entertainment in a commercial setting is to create goodwill and sound working relationships, not to gain unfair advantage with customers. Covered Parties must act in a fair and impartial manner in all business dealings. Gifts and entertainment should further the business interests of the Company and not be construed as potentially influencing business judgment or creating an obligation.

All Covered Parties are prohibited from receiving any gift or other thing of more than $100.00 in value from any person or entity that does business with or on behalf of the Company without prior disclosure and written permission of the President.

The Foreign Corrupt Practices Act prohibits giving anything of value, directly or indirectly, to officials of foreign governments or foreign political candidates in order to obtain or retain business. It is strictly prohibited to make illegal payments to government officials of any country. In addition, the promise, offer or delivery to an official or employee of the U.S. government of a gift, favor or other gratuity in violation of these rules would not only violate Company policy but could also be a criminal offense. State and local governments, as well as foreign governments, may have similar rules.

Violation of Code Reporting

Any person who suspects or is aware of any violation of the Code, SEC rules, Nasdaq Listing Standards, Section 406 under the Sarbanes-Oxley Act of 2002 or Regulation FD and Rule 10b5-1 should report such violations to the General Counsel or the Chairman of the Audit Committee.

Waivers of the Code

Waivers of this Code for Covered Parties may only be made by an executive officer of this Company, including the principal executive officer and principal financial officer. Any waiver of this Code for Company directors may be made only by the Board or the appropriate committee of the Board.

Review by the Board

Management of the Company will prepare an annual written report to the Board which will:

•	Summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

•

Describe any issues arising under the Code or procedures since the last report to the Board, including, but not limited to, information about material violations of the Code, or procedures and sanctions imposed in response to the material violations; and

•	Certify that the Company has adopted procedures reasonably necessary to prevent all Covered Parties from violating this Code.

Corporate Opportunities

All Covered Parties owe a duty to the Company to advance the legitimate interests of the Company when the opportunity to do so arises. Covered Parties are prohibited from directly or indirectly (a) taking personally for themselves opportunities that are discovered through the use of Company property, information or positions; (b) using Company property, information or positions for personal gain; or (c) competing with the Company for business opportunities; provided, however, if the Company’s Board determines that the Company will not pursue an opportunity that relates to the Company’s business, a Covered Party may do so, after notifying the Board of intended actions in order to avoid any appearance of conflict of interest.

Confidentiality

In carrying out the Company’s business, Covered Parties may learn confidential or proprietary information about the Company, its customers, distributors, suppliers or joint venture partners. Confidential or proprietary information includes all non-public information relating to the Company, or other companies, that would be harmful to the relevant company or useful or helpful to competitors if disclosed, including financial results or prospects, information provided by a third party, trade secrets, new marketing plans, research and development ideas, manufacturing processes, potential acquisitions or investments, or information of use to our competitors or harmful to us or our customers if disclosed. Covered Parties must maintain the confidentiality of all information so entrusted to them, except when disclosure is authorized or legally mandated.

Fair Dealing

Each Covered Party should endeavor to deal fairly with the Company’s customers, service providers, suppliers, competitors and employees. No Covered Party should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any unfair dealing practice.

Protection and Proper Use of Company Assets

All Covered Parties should protect the Company’s assets and ensure their efficient use. Theft, carelessness and waste have a direct impact on the Company’s profitability. All Company assets should be used only for legitimate business purposes.

Policy against Retaliation

The Company prohibits retaliation against an employee who, in good faith, seeks help or reports known or suspected violations of the Code, applicable law or Company policies. Any reprisal or retaliation against Covered Parties because he or she sought assistance in good faith will be subject to disciplinary action, which may include potential termination.

COMPLIANCE PROCEDURES

Certification of Compliance with Codes of Ethics

All Covered Parties will be required to certify annually that they have read and understand the Code of ethics and recognize that they are subject to the Code.

In addition, all Covered Parties will be required to certify annually that they have complied with the requirements of this Code and have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code.

Conclusion

This Code contains general guidelines for conducting the business of the Company consistent with the highest standards of business ethics. If you have any questions about these guidelines, please contact your supervisor or a company officer.